EXHIBIT 3



			    AMENDED BUSINESS CERTIFICATE


	      The undersigned hereby certify that a certificate of business under the assumed name

			    250 WEST 57TH ST. ASSOCIATES

	 for the conduct of business at 60 East 42nd Street, New York, New York, was filed in the office of the County Clerk New York County, State of New York, on the 11th day of June, 1953, under index number 6981/53; that the last amended certificate was filed on the 22nd day of December, 1995 in the office of said County Clerk under index number 6981/53.

	      It is hereby further certified that this amended certificate is made for the purposes of more accurately setting forth the facts recited in the original certificate or the last amended certificate and to set forth the following changes in such facts;*

	 RALPH W. FELSTEN, residing at 300 East 54th Street, New York, New York 10022, has withdrawn as a member of 250 West 57th St. Associates.

	 The members of 250 West 57th St. Associates now consist of:

	 Peter L. Malkin and Stanley Katzman.


	      IN WITNESS WHEREOF, the undersigned have as of the 1st day of January, 1997 made and signed this certificate.



	 /s/Ralph W. Felsten                /s/Stanley Katzman
	    RALPH W. FELSTEN                STANLEY KATZMAN



	 State of New York  )
			    : ss.:
	 County of New York )
	      On this 7th day of May, 1997, before me personally appeared STANLEY KATZMAN and RALPH W. FELSTEN, to me known and known to me to be the individuals described in and who executed the foregoing certificate, and they thereupon duly acknowledged to me that they executed the same.



					    /s/Notary Public
					       NOTARY PUBLIC